Exhibit 99.1



FOR IMMEDIATE RELEASE
CONTACTS:
J. Thomas Parmeter, President and Chief Executive Officer
Janis Y. Neves, Director of Finance & Administration
Protein Polymer Technologies
(858) 558-6064
        or
Stephanie Carrington, Vice President
The Ruth Group
(646) 536-7032

                      PROTEIN POLYMER TECHNOLOGIES REPORTS
               FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

        SAN DIEGO, March 11, 2004 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI) reported today financial results for the fourth quarter and the year ended December 31, 2003.

        For the quarter, the Company had a net loss applicable to common shareholders of $752,000 ($0.02 a share), versus a net loss of $168,000 ($0.01 a share) for the comparable period a year ago. For the year, PPTI had a net loss applicable to common shareholders of $3,844,000 ($0.11 a share), versus a net loss of $1,294,000 ($0.05 a share) for the comparable period a year ago. The net loss and the net loss per share amounts included accumulated and distributed dividends related to the Company's preferred stock. The net loss in 2003 also included a non-cash "imputed dividend" expense of $1,373,000 to account for the difference between the fair market value of the common stock and the conversion price of the preferred stock into common stock in connection with the sale of Series I Convertible Preferred Stock in March and May 2003.

        Revenues totaled $312,000 for the fourth quarter and $1,617,000 for the twelve month period ended December 31, 2003, compared to $866,000 and $3,019,000, respectively, for the same periods last year. The decrease in contract and licensing revenue primarily represents a decrease in research and development payments from Spine Wave, Inc. due to completion of preclinical studies in support of Spine Wave's Investigational Device Exemption (IDE) filing with the U.S. Food and Drug Administration requesting permission to begin human clinical testing. Spine Wave was formed in April 2001 to develop and commercialize a spinal disc repair product for the treatment of lower back pain based on technology PPTI licensed to Spine Wave.

        Operating expenses for the quarter were $994,000, as compared to $984,000 for the same period in 2002. Operating expenses for the year were $3,811,000, as compared to $4,035,000 for the same period in 2002. In general, operating expenses for the past two


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years have remained low due primarily to reductions in personnel and expenditures implemented during the past three years. To the extent that resources become available, expenses are expected to rise in subsequent quarters due to increased expenditures for expanded human clinical testing and patient follow-up of PPTI's injectable hydrogel for the treatment of dermal contour defects, injectable urethral bulking agent for the treatment of female stress urinary incontinence, and the preclinical development of its surgical sealant designed to eliminate leaks following lung, bowel and cardiovascular surgery. However, there can be no assurance that additional resources will become available.

PPTI's cash balance as of December 31, 2003 was $1,085,000, as compared to $734,000 as of December 31, 2002. As of December 31, 2003, the Company had working capital of $1,192,000 as compared to $189,000 as of December 31, 2002. In combination with anticipated additional contract and license payments, and revenue projected for the delivery of clinical testing materials, the Company's cash is expected to meet the Company's anticipated capital requirements through May 2004. If additional capital is not obtained in the near future, the Company will be required to reduce the use of cash through layoffs and other cost reduction steps.

As previously announced, the research and development contract between PPTI and Spine Wave was extended during the fourth quarter. PPTI estimates it will receive from Spine Wave approximately $1.2 million in R&D payments under the amended agreement. PPTI is continuing, on Spine Wave's behalf, product characterization studies and preparations for the supply of product to be used in human clinical trials following required regulatory approvals.

PPTI recently received FDA approval to expand the pilot clinical trial for its dermal augmentation product for the treatment of dermal contour deficiencies (wrinkles, lines, and scars). The additional human data will be used in support of an application to conduct a projected pivotal clinical study. Injected as a liquid into the dermal tissue, the protein polymer solution rapidly transitions into a durable, flexible hydrogel that is then shaped by the physician for the desired appearance. The expansion will include 20 additional patients, with enrollment anticipated over the next 90 days.

Protein Polymer Technologies, Inc. is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-five U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.


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This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2002 and 2003 Annual Report Form 10-KSB and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

                            (Financial Data Follows)


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                       Protein Polymer Technologies, Inc.
                         Condensed Financial Statements
                                   (unaudited)


                         Three months ended           Twelve months ended
                            December 31,                  December 31,
                          2003          2002            2003          2002

    SUMMARY OF OPERATIONS

    Contract revenue   $307,930      $633,4876     $1,597,415     $2,760,571
    Interest income       3,679          2,115         19,903          6,810
    Product and other
     income                  --        250,000             --        251,500
      Total revenues    311,619        885,602      1,617,318      3,018,881

    Total expenses      994,057        984,018      3,810,557      4,035,038

    Net loss          $(682,438)      $(98,416)   $(2,193,239)   $(1,016,157)

    Undeclared and/or
     paid accumulated
     dividends on
     Preferred Stock     69,980         69,980      1,650,886        277,639

    Net loss applicable
     to common
     shareholders     $(752,418)     $(168,396)   $(3,844,125)   $(1,293,796)

    Loss per share       $(0.02)        $(0.01)        $(0.11)        $(0.05)

    Weighted average
     shares used in
     computing loss
     per share       36,796,094     29,724,110     34,362,427     27,659,838


                                             As of                As of
                                         Dec. 31, 2003        Dec. 31, 2002
    BALANCE SHEET INFORMATION                                     (audited)
    Cash and cash equivalents              $1,085,000              $734,000
    Working capital                         1,192,000               189,000
    Total assets                            1,692,000               875,000
    Total capital invested                 48,809,000            44,182,000
    Accumulated deficit                  $(47,473,000)         $(43,907,000)